Exhibit 23.4

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CONSENT OF CHLUMSKY, ARMBRUST & MEYER

We hereby consent to the incorporation by reference of any mineralized material and other analyses performed by us in our capacity as an independent consultant to Golden Minerals Company (the “Company”), which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, in this Registration Statement on Form S-8 or in any amendment to the foregoing, or to any prospectuses or amendments or supplements thereto.

Date: November 21, 2014
CHLUMSKY, ARMBRUST & MEYER

/s/ Robert L. Sandefur
	Name:	Robert L. Sandefur
	Title:	Principal

12600 W. Colfax Ave., Suite A-140

Lakewood, Colorado 80215

Telephone: (303) 716-1617

Fax: (303) 716-3386